Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hampton Roads Bankshares, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-84304 and No. 333-64346) on Forms S-3 and S-8, respectively, of Hampton Roads Bankshares, Inc. of our report dated February 23, 2005, with respect to the consolidated balance sheets of Hampton Roads Bankshares, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Hampton Roads Bankshares, Inc.

/s/ KPMG LLP
KPMG LLP

Norfolk, Virginia

March 11, 2005

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